Exhibit 5

                           [LECLAIR RYAN LETTERHEAD]

                                  LECLAIR RYAN
                           A PROFESSIONAL CORPORATION
                                ATTORNEYS AT LAW
                      ELEVENTH FLOOR, 707 EAST MAIN STREET
                            RICHMOND, VIRGINIA 23219


                            TELEPHONE: (804) 783-2003
                            FACSIMILE: (804) 783-2294


                                  April 5, 1999


Value America, Inc.
1560 Insurance Lane
Charlottesville, Virginia 22911

Ladies and Gentlemen:

            We have acted as counsel to Value America, Inc., a Virginia corporation (the "Company"), in connection with the preparation and filing of the Company's registration statement on Form S-1 (Registration No. 333-70961) and all amendments thereto (the "Registration Statement"), as originally filed with the Securities and Exchange Commission (the "Commission") on January 21, 1999 pursuant to the Securities Act of 1933, as amended (the "Act").

            The Registration Statement relates to the offering of 5,750,000 shares including shares subject to an over-allotment option (the "Shares") of the Company's common stock, without par value per share (the "Common Stock").

            In connection with this opinion, we have examined (a) the Registration Statement and the prospectus contained therein, (b) the Company's Articles of Incorporation and Bylaws, both as amended to date, (c) the form of Underwriting Agreement (the "Underwriting Agreement") proposed to be entered into by the Company with BancBoston Robertson Stephens Inc., Volpe Brown Whelan & Company, LLC, and The Robinson-Humphrey Company, LLC, as representatives of the several underwriters named therein, filed as Exhibit 1.1 to the Registration Statement, and (d) originals, or copies certified or otherwise identified to our satisfaction, of such other records, documents, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below (collectively, the "Documents").

            We are relying without any independent investigation thereof upon the truth and accuracy of all statements, covenants, representations and warranties set forth in the Documents.

            On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized, and, upon the sale thereof in accordance with the terms of the Underwriting Agreement, the Shares will be duly and validly issued, fully paid and nonassessable shares of Common Stock of the Company.

            We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We further consent to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under section 7 of the Act or that we are "experts" within the meaning of the Act or the rules and regulations of the Commission promulgated thereunder.

                                    Very truly yours,

                                    LECLAIR RYAN,
                                    A Professional Corporation


                                    By: /s/ Alfred J. T. Byrne
                                        --------------------------------------
                                            Alfred J. T. Byrne, Vice President